SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1999

To the Shareholders of
  Southwest Bancorporation of Texas, Inc.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") will be held at The Junior
League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on Wednesday, April 28, 1999, at 5:00 p.m., Central time, with a reception to follow, for the following purposes:

          1. To elect three Directors of Class III of the Board of Directors to hold office until the 2002 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal;

          2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 1999.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment hereof.

     The close of business on Thursday, March 18, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting; and only shareholders of record at such time will be entitled to notice and to vote. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company by any shareholder during usual business hours for a period of ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting from 5:00 p.m., local time, until adjournment of the Annual Meeting.

                                          By Order of the Board of Directors

                                      /s/ DAVID C. FARRIES
                                          David C. Farries
                                          EXECUTIVE VICE PRESIDENT
                                            TREASURER AND SECRETARY

Dated:  March 25, 1999
        Houston, Texas

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. THE COMPANY'S MANAGEMENT SINCERELY DESIRES YOUR PRESENCE AT THE ANNUAL MEETING. HOWEVER, SO THAT WE MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
--------------------------------------------------------------------------------

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

     This proxy statement is furnished to the shareholders of Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held April 28, 1999, and at any and all adjournments thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

     Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed, will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein, and in accordance with their best judgment on any other matter which may properly come before the Annual Meeting.

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1998, accompanies but does not constitute part of this proxy statement.

     The mailing to shareholders of this proxy statement and the enclosed proxy commenced on or about March 25, 1999.

                        VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 18, 1999, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At that time, there were outstanding 23,432,591 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Annual Meeting and voting in person.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. The three Class III nominees receiving the highest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

     Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to the ratification of the selection of independent auditors and any other matters, abstentions will have the same legal effect as a vote against such matter, and broker non-votes will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Annual Meeting. John W. Johnson, Walter E. Johnson and Wilhelmina R. Morian have been nominated to fill the three expiring Class III positions on the Board of Directors, to hold office until the 2002 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class II directors, (Ernest H. Cockrell, Paul B. Murphy, Jr., Adolph A. Pfeffer, Jr. and Michael T. Willis) presently hold office until the 2001 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class I directors (Stanley D. Stearns, Jr., John B. Brock III, J. David Heaney and Andres Palandjoglou) presently hold office until the 2000 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

     Although the Board of Directors knows of no reason why any of these nominees might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

     The names and ages of the Company's executive officers and directors, including the three nominees for election to the Class III positions on the Board of Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company are also directors of the Company's subsidiary bank, Southwest Bank of Texas, N.A. (the "Bank"), except for Mr. Palandjoglou, and all of the directors live in Houston, Texas. Each of the directors and executive officers was elected to the position with the Company shown below in 1996 with the exception of Messrs. Argue, Bedford, Heaney, Pfeffer, Stearns and Torentinos, who were elected in 1997, and Mr. Massey who was elected in 1998.

                NAME                                         POSITION                         AGE
-------------------------------------   ---------------------------------------------------   ---
John B. Brock III....................   Director                                              66
Ernest H. Cockrell...................   Director                                              53
J. David Heaney......................   Director                                              50
John W. Johnson*.....................   Director and Chairman of the Executive Committee of   53
                                          the Bank's Board of Directors
Walter E. Johnson*...................   Chairman of the Board and Chief Executive Officer     63
Wilhelmina R. Morian*................   Director                                              52
Paul B. Murphy, Jr...................   Director, President and Chief Operating Officer       39
Andres Palandjoglou..................   Director                                              51
Adolph A. Pfeffer, Jr. ..............   Director                                              68

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                NAME                                         POSITION                         AGE
-------------------------------------   ---------------------------------------------------   ---
Stanley D. Stearns, Jr...............   Director                                              56
Michael T. Willis....................   Director                                              54
Joseph H. Argue III..................   Executive Vice President                              50
J. Nolan Bedford.....................   Executive Vice President of the Company and Vice      60
                                          Chairman of the Bank
David C. Farries.....................   Executive Vice President, Treasurer and Secretary     52
                                          of the Company and Executive
                                          Vice President and Chief Financial
                                          Officer of the Bank
James R. Massey......................   Executive Vice President                              58
R. John McWhorter....................   Senior Vice President and Controller                  34
Steve D. Stephens....................   Executive Vice President                              39
Anthony D. Torentinos................   Executive Vice President                              49

------------
* Nominee for election at Annual Meeting.

     JOHN B. BROCK III. Mr. Brock became a director of the Bank in 1991. He has been Chairman of the Board of Ocean Energy, Inc. ("OEI") since March 27, 1998, prior to which he had been the Chairman of the Board and Chief Executive Officer of United Meridian Corp. ("UMC") since May 1995 and a director of UMC since November 1989. UMC merged with OEI on March 27, 1998, both companies being engaged in oil and gas exploration and production. Mr. Brock served as the President of UMC from May 1996 to October 1996, and served as the President and Chief Executive Officer of UMC from February 1992 to May 1995. Mr. Brock is a member of the All-American Wildcatters' Association, a director and member of the Executive Committee of the Texas Oil and Gas Association, a director of the U.S. Oil and Gas Association, a director of the American Petroleum Institute, a director and Vice Chairman of St. Luke's Episcopal Hospital and a director of St. Luke's Episcopal Health Systems.

     ERNEST H. COCKRELL. Mr. Cockrell became a director of the Bank in 1982. In 1996 he became Chairman of Cockrell Oil Corporation, a company involved in oil and gas exploration and production, prior to which he had been President since 1979. Mr. Cockrell holds B.S. in Engineering and MBA degrees from the University of Texas in Austin and is also involved in ranching, farming and investments. He is a Director of Pennzoil-Quaker State Company, Denali Incorporated, Independent Petroleum Association of America, and the Texas Midcontinent Oil and Gas Association. He is a member of the All-American Wildcatters' Association and the American Petroleum Institute and is a member and past Chairman of the Houston chapter of the Young Presidents' Organization. Mr. Cockrell is also President of The Cockrell Foundation, a private charitable corporation which supports many Texas charities. He serves on the board of directors and executive committee of The Methodist Healthcare System, Houston, the board of directors of MethodistCare, Houston and the board of visitors of the University of Texas M.D. Anderson Hospital, Houston. He is a member and the former chairman of the Board of Trustees of the Houston Museum of Natural Science, of the Sam Houston Area Council of the Boy Scouts of America, and of The University of Texas College of Engineering Foundation Advisory Council.

     J. DAVID HEANEY. Mr. Heaney became a director of the Bank in 1990. He is a co-founder of Heaney Rosenthal Inc., a private investment company and serves as its Chairman. In 1986, Mr. Heaney was one of the founders of Sterling Chemicals, Inc., which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm of Bracewell & Patterson, specializing in business transactions. Mr. Heaney holds J.D. and B.B.A. degrees from the University of Texas.

     JOHN W. JOHNSON. Mr. Johnson became a director and Chairman of the Board of the Bank in 1982 and served in that capacity until 1996, when he was named Chairman of the Bank's Executive Committee. For more than five years, he has been Chairman of Permian Mud Service, Inc., an oil field service company with several active subsidiaries including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a former chairman of the Board of Trustees of St. John's School, and Houston Museum of Natural Science and has been nominated by Gov. George W. Bush to serve on the Texas Transportation Commission. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.

     WALTER E. JOHNSON. Mr. Johnson joined the Bank in July 1989 as President, Chief Executive Officer and a director. In May 1996 he was elected Chairman of the Board of Directors of the Bank. From October 1972 to February 1988, he served as President of Allied Bank of Texas, and upon the purchase of that bank by First Interstate Bancorp, he served as President Central Office of First Interstate Bank of Texas, N.A. from March 1988 to June 1989. Mr. Johnson served on the Trust Committee, Profit Sharing Investment Committee, and Board of Directors of Allied Bank of Texas. He also served as a director of the holding company, Allied Bancshares, Inc., which owned 52 banks and reached $9 billion in assets. Mr. Johnson was the Senior Lending Officer of Allied Bank of Texas and spent the majority of his time directing the lending staff and business development. Prior to joining Allied Bank of Texas, he accumulated an additional 12 years of banking experience, primarily with the international department of Bank of the Southwest. Mr. Johnson is a former member of the Board of Directors of the Houston Branch of the Dallas Federal Reserve Bank. He is a board member of the Boy Scouts of America, Junior Achievement and the American Free Enterprise Society. He is currently active in, and has been chairman of, numerous major fund raising campaigns for various Houston charities. Mr. Johnson is a graduate of Texas Christian University.

     WILHELMINA R. MORIAN. Ms. Morian became a director of the Bank in 1982. Since 1980 she has been President of Westview Development, Inc. (real estate development) and Cockspur, Inc. and a partner in various real estate and oil and gas ventures. She is Chairman of the Board of the Cullen Trust for Healthcare, Past Chair, Board of Regents of the University of Houston Systems and serves on the Board of the Houston Zoological Society, The Neuhaus Education Center, The Cullen Foundation, The Museum of Fine Arts -- Houston, and a board member of the Greater Houston Partnership.

     PAUL B. MURPHY, JR. Mr. Murphy joined the Bank in January 1990 as an Executive Vice President, was elected a director in 1994, became President in 1996 and acquired the additional title of Chief Operating Officer in February 1998. He began his banking career with Allied Bank of Texas in 1981, in the commercial lending division. Mr. Murphy received his B.S. degree from Mississippi State University and his M.B.A. from the University of Texas at Austin. He is involved in numerous civic and community organizations including:
Young Presidents Organization, Past Chairman of Houston Arts Fund, Trustee of Children's Museum of Houston, Board member of St. Luke's Episcopal Hospital and member of the Advisory Board of University of Texas Health Science Center at Houston.

     ANDRES PALANDJOGLOU. Mr. Palandjoglou was elected a director of the Company upon its formation in 1996, and has been an advisory director of the Bank since 1990. For more than five years, he has been President of Rio Largo, Inc., a company involved in real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.

     ADOLPH A. PFEFFER, JR. Mr. Pfeffer became a director of the Bank in 1997. He was an organizing director of Pinemont Bank in 1960, and served on its Board of Directors, the last 20 years as Chairman of the Board, until its merger with the Bank in 1997. Mr. Pfeffer is involved in farming, ranching, real estate and investment activities. He is a director of the Gillson-Longenbaugh Foundation.

     STANLEY D. STEARNS, JR. Mr. Stearns became a director of the Bank in 1997, prior to which time he had served as a director of Pinemont Bank since 1993. Since June 1968 he has been President of Valco Instruments Co., Inc, a manufacturer of sampling and flow switching valves for gas and liquid chromatography and gas analysis instrumentation. Mr. Stearns holds a B.S. from Florida State University, with graduate studies in chemistry and is also holder of numerous patents and has published numerous articles in the analytical instrumentation field. He is former director and chairman of the Spring Branch Association.

     MICHAEL T. WILLIS. Mr. Willis became a director of the bank in 1988. He is chairman of the board and chief executive officer of Metamor Worldwide, Inc. Established in 1993, Metamor Worldwide, Inc. is one of the largest national providers of information technology services. During Willis' 20-year tenure in the personnel and temporary services industry, he founded Talent Tree Personnel Services in 1976, sold the company to Hestair plc in 1987 and continued to serve as president and chief executive officer until April 1993. Willis also developed the regional staffing firms of Willis & Associates, Med-Staff, PPI-Seahawk and Professional HealthCare Providers. Mr. Willis is also a director of Province HealthCare Company, urban, acute-care hospitals and hospital management; and Quanta Services, Inc., a consolidator in the electrical contracting and maintenance services.

     JOSEPH H. ARGUE III. Mr. Argue joined the Company and the Bank in April 1997 as Executive Vice President of the Company and Executive Vice President of the Bank's lending division at the Five Post Oak office, with 24 years of banking and lending experience at Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

     J. NOLAN BEDFORD. Mr. Bedford was elected Vice Chairman of the Board of Directors of the Company in 1997, prior to which time he had served as President and Chief Executive Officer of Pinemont Bank since 1993. Previously, Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and Director of Lockwood National Bank in Houston from 1985 to 1993.

     DAVID C. FARRIES. Mr. Farries joined the Bank in 1993 as Senior Vice President and Treasurer with 19 years of banking and investment experience with First City National Bank of Houston and 3 years of public accounting experience with Price Waterhouse & Co. He was was promoted to Chief Financial Officer of the Bank in 1994 and Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas at Austin. He is a certified public accountant and has his NASD Series 24 (Securities Principal) and Series 7 (Securities Representative) licenses.

     R. JOHN MCWHORTER. Mr. McWhorter joined the Bank as Assistant Vice President and Controller in 1990. He was promoted to Senior Vice President in 1998 and serves on the ALCO and Operations Management Committees. Prior to joining the Bank he had been employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas at Austin with a B.B.A. in accounting in 1987 and is a certified public accountant. He currently serves on the Finance Council at Saint Cecilia Catholic Church and has served in other civic organizations.

     STEVE D. STEPHENS. Mr. Stephens has over 18 years of commercial lending experience, and is currently in charge of the Bank's regional commercial lending offices. Prior to joining the Bank as an Executive Vice President in 1990, he was Senior Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations including a Board member of the Children's Fund, Make A Wish Foundation and the Muscular Dystrophy Association. He graduated from the University of Houston with a B.B.A. in accounting in 1980.

     ANTHONY TORENTINOS. Mr. Torentinos joined the Bank in May 1997 as Executive Vice President of Human Resources. Prior to joining the Bank, he has served as an executive officer for two large regional banking organizations in the Mid-Atlantic area. He has over 20 years of management and consulting experience in the areas of human resources, planning and administration. He started his Houston banking career in 1979 at Interfirst Bank, then moved to Capital/MBank in 1981 as Vice President, Director of Human Resources. Mr. Torentinos is a former officer of the University of Texas College of Business Administration and a graduate of the University of Texas at Austin.

     JAMES R. MASSEY. Mr. Massey joined the Bank in February 1998 as Chief Information Officer and Executive Vice President with 15 years of banking experience at Bank of Hawaii (Pacific Century Financial Corporation) as well as 19 years of sales and management experience with IBM. He has a bachelor's degree in Mechanical Engineering from California State University and advanced certificates from Harvard and UCLA in Management of Information Resources.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established audit and compensation committees. The Audit Committee currently consists of John B. Brock III, J. David Heaney, Wilhelmina R. Morian, Andres Palandjoglou and Stanley D. Stearns, Jr., none of whom is an employee of the Company. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representative of the Company's independent auditors and with representative of senior management. The Audit Committee held four meetings during 1998.

     The Compensation Committee currently consists of John B. Brock III, John W. Johnson, Adolph A. Pfeffer, Jr. and Michael T. Willis, none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company. The Compensation Committee held one meeting during 1998.

     During the year ended December 31, 1998, the Board of Directors held four meetings. In 1998, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served (in each case held during the periods that he served), except for Michael T. Willis.

DIRECTOR COMPENSATION

     In an effort to attract and retain qualified directors, the Bank's Board of Directors approved a methodology of awarding stock options to directors under the Company's employee stock option plans, effective beginning in 1994 (the "Director's Plan"), which methodology was assumed and continued by the Company upon the formation thereof in 1996. Pursuant to the Director's Plan, directors are awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase a maximum of 95,450 shares of Common Stock may be granted under the Directors' Plan during a calendar year with the exercise price approximating the fair market value of the stock at December 31 of such year. Directors' options accumulate throughout the year, are issued during the following year and are considered fully vested upon issuance. Options for 50,850 shares were granted in 1999 for the 1998 calendar year with an exercise price of $17.94 per share and options for 43,950 shares were granted in 1998 for the 1997 calendar year with an exercise price of $15.38 per share.

     Directors of the Company do not receive any cash compensation for attending Company Board meetings; however, John W. Johnson receives $25,000 per year for serving as Chairman of the Executive Committee of the Bank and for serving on the Bank's Management Committee. Directors of the Bank receive a fee of $500 for each meeting of the Bank's Board of Directors attended and Directors of the Bank and the Company receive $200 for each Board Committee meeting attended. Directors of the Bank who are also employees of the Bank do not receive fees for attending Board Committee meetings.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR AND NAMED HEREIN.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1999, by (i) each director, (ii) each of the Named Executives (as defined under "Executive Compensation"), (iii) all directors and executive officers as a group and (iv) the only person known by the Company to own beneficially 5% or more of the Company's Common Stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                          PERCENTAGE
                                          NUMBER         BENEFICIALLY
DIRECTORS AND NAMED EXECUTIVES          OF SHARES            OWNED
------------------------------          ----------       -------------
John B. Brock III....................       74,500(1)          *
Ernest H. Cockrell...................      708,398(2)         3.02%
J. David Heaney......................      105,550(3)          *
John W. Johnson......................      359,100(4)         1.53%
Walter E. Johnson....................      113,135(5)          *
Wilhelmina R. Morian.................      462,220(6)         1.97%
Paul B. Murphy, Jr. .................       92,341(7)          *
Andres Palandjoglou..................       60,450(8)          *
Adolph A. Pfeffer, Jr................      564,962(9)         2.41%
Stanley D. Stearns, Jr...............      348,984(10)        1.49%
Michael T. Willis....................      286,840(11)        1.22%
Joseph H. Argue III..................       44,580(12)         *
J. Nolan Bedford.....................      116,204(13)         *
Steve D. Stephens....................       52,614(14)         *
Directors and executive officers as a
  group..............................    3,589,607(15)       15.32%

OVER 5% BENEFICIAL OWNER
------------------------
Robert C. McNair.....................    1,699,404(16)        7.26%
  711 Louisiana, 33rd Floor
  Houston, Texas 77002

------------
  *  Does not exceed 1.0%.

 (1) Includes 9,500 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (2) Includes 699,848 shares held by family partnerships. Mr. Cockrell's equity interest in these family partnerships is approximately 50%. Accordingly, he disclaims beneficial interest in approximately 50% of the shares held by family partnerships. In addition, includes 8,550 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 37,500 shares owned by Mr. Heaney's wife, 20,000 held in trust for the benefit of his two children and 9,650 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (4) Includes 60,000 shares held in trust for benefit of his children and 99,100 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (5) Includes 7,500 held by Walter E. Johnson's wife and 1,800 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (6) Includes 16,550 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (7) Includes 62,840 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Includes 20,200 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (9) Includes 20,842 owned by Mr. Pfeffer's wife and 6,900 shares which may be acquired within 60 days pursuant to outstanding stock options.

(10) Includes 3,350 shares which may be acquired within 60 days pursuant to outstanding stock options.

(11) Includes 9,800 shares which may be acquired within 60 days pursuant to outstanding stock options.

(12) Includes 2,000 shares held by trustee for child and 2,000 held by child.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(13) Includes 76,204 shares which may be acquired within 60 days pursuant to outstanding stock options.

(14) Includes 46,276 shares which may be acquired within 60 days pursuant to outstanding stock options.

(15) Includes 385,720 shares which may be acquired within 60 days pursuant to outstanding stock options.

(16) Mr. McNair shares voting and dispositive power with respect to 783,904 of such shares and disclaims any beneficial interest in 337,300 of those shares, which are held by an educational foundation of which he is Chairman of the Board of Trustees.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for the fiscal years ended December 31, 1998, 1997 and 1996.

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                      ANNUAL COMPENSATION                ------------
                                           ------------------------------------------     SECURITIES
                NAME AND                                                 OTHER ANNUAL     UNDERLYING        ALL OTHER
           PRINCIPAL POSITION              YEAR    SALARY      BONUS     COMPENSATION    OPTIONS (#)     COMPENSATION(1)
----------------------------------------   ----   ---------  ---------   ------------    ------------    ---------------
Walter E. Johnson.......................   1998   $ 375,000  $ 225,000     $  9,827           1,500          $ 8,000
  Chairman & Chief Executive               1997     350,000    175,000        7,545           1,250            4,800
    Officer                                1996     325,000    662,500        6,006         250,900            4,500

Paul B. Murphy, Jr......................   1998     250,000    140,000        8,519          31,650            8,000
  President and Chief Operating            1997     200,000    100,000        9,299             825            4,800
    Officer                                1996     175,000     87,500        6,660          60,425            4,500

J. Nolan Bedford........................   1998     185,000     50,000        1,494          13,750            8,000
  Vice-Chairman                            1997     177,575     33,000        2,520             375            5,264
                                           1996        --         --           --              --               --

Joseph H. Argue III.....................   1998     165,000     62,000        6,666          10,000            8,000
  Executive Vice President                 1997     160,000     48,000        5,516          30,000             --
                                           1996        --         --           --              --               --

Steve D. Stephens.......................   1998     157,000     62,000        6,038          10,000            7,850
  Executive Vice President                 1997     140,000     56,000       10,000            --              4,200
                                           1996     125,000     50,000        3,000          19,625            3,750

------------
(1) Consists of the Company's contribution to the Company's 401(k) Plan.

OPTION GRANTS DURING 1998

     The following table contains information concerning the grant of stock options to the Named Executives during fiscal year 1998.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                          % OF TOTAL                              ANNUAL RATES OF STOCK
                                           NUMBER OF       OPTIONS                                 PRICES APPRECIATION
                                           SECURITIES     GRANTED TO                                       FOR
                                           UNDERLYING    EMPLOYEES IN    EXERCISE                    OPTION TERMS(1)
                                            OPTIONS      FISCAL YEAR      PRICE      EXPIRATION   ----------------------
                  NAME                      GRANTED          1998         ($/SH)        DATE        5%($)       10%($)
----------------------------------------   ----------    ------------    --------    ----------   ----------  ----------
Walter E. Johnson.......................      1,500          0.24%        $15.38       1/2/08(2)  $   --      $   --
Paul B. Murphy, Jr......................     31,650          5.15%         15.38       1/2/08        434,918     980,775
J. Nolan Bedford........................     13,750          2.24%         15.38       1/2/08        188,946     426,087
Joseph H. Argue III.....................     10,000          1.63%         19.91       4/3/08         92,102     264,569
Steve D. Stephens.......................     10,000          1.63%         15.38       1/2/08        137,415     309,881

------------
(1) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

(2) These options have been exercised.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning option exercises during the year ended December 31, 1998 by the Named Executives and the value of unexercised options held by each of the Named Executives at December 31, 1998.

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                              OPTIONS AT               IN-THE-MONEY-OPTIONS AT
                                          SHARES                          DECEMBER 31, 1998              DECEMBER 31, 1998(2)
                                         ACQUIRED        VALUE       ----------------------------    ----------------------------
                                        ON EXERCISE   REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                        -----------   ------------   -----------    -------------    -----------    -------------
Walter E. Johnson....................     272,560     $  4,156,450      --             490,760        $  --           $4,792,565
Paul B. Murphy, Jr. .................      30,000          490,406      53,840         159,460           650,259      1,514,778
J. Nolan Bedford.....................       3,000           41,985      78,750          13,000         1,025,848         32,500
Joseph H. Argue III..................      --              --           --              70,000           --             521,250
Steve D. Stephens....................      38,750          693,266      38,776          61,474           516,169        664,037

------------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market (sale) price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2) The value is based on $17.875 per share, which was the closing sale price reported on The NASDAQ Stock Market on December 31, 1998.

EMPLOYMENT AGREEMENTS

     Walter E. Johnson, Paul B. Murphy, Jr., Joseph H. Argue III, Steve D. Stephens, David C. Farries, James R. Massey and Anthony Torentinos have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years, (ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and (iii) all restrictions on any restricted stock granted to the employee shall lapse. Such employment agreement also provides that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof. The employment agreements also automatically renew each year absent notice to the contrary from the Company.

     In connection with the merger of Pinemont Bank with the bank in August, 1997, the Company entered into a three year employment agreement with J. Nolan Bedford, providing for a minimum annual salary of $177,575. The agreement provides that Mr. Bedford will be the senior officer in charge of all lending and personnel functions and responsibilities over the former branch locations of Pinemont Bank and will hold the title of Vice Chairman of the Board of Directors of the Bank.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors and executive officers of the Company and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 1998 the Bank made loans in the ordinary course of business to certain directors of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1998, all of such loans aggregated approximately $30.7 million, which was 22.2% of the Bank's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the year ended December 31, 1998, except that (i) Ernest H. Cockrell was late in filing three reports (covering four transactions), (ii) J. David Heaney was late in filing four reports (covering five transactions) and (iii) Joseph H. Argue III was late in filing one report (covering one transaction).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on executive compensation. This report describes the elements of the Company's executive officer compensation programs and the basis on which 1998 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executives.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

     The goal of the Company's executive compensation policy is to ensure that executive compensation is linked directly to continuous improvements in corporate performance and increases in shareholder value, while concurrently ensuring that key employees are motivated and retained. The following objectives have been established by the Compensation Committee as guidelines for compensation decisions:

      o The Company must provide a competitive total compensation package that enables the Company to attract and retain key executives.

      o All of the Company's compensation programs must be integrated with its annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

      o The Company's compensation package must include a variable component that directly links compensation with the overall performance of the Company, thereby expressly aligning executive compensation with the interest of shareholders.

     The Compensation Committee regularly reviews the Company's compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

     Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company. Both local and regional surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Actual base salaries also are intended to reflect individual performance contributions as determined through job evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual's perceived potential with the Company. All executive officer base salary levels are considered by the Compensation Committee to be competitive within a necessary and reasonable range.

     It has become the established practice of the Compensation committee to review and, if deemed appropriate, adjust the base salaries of the Company's executive officers on a yearly basis. Accordingly, base salaries were reviewed and adjusted during 1998, and the base salaries of the Named Executives in the compensation table appearing in this Proxy Statement reflect the fully annualized base salaries as adjusted and implemented in 1998.

EMPLOYEE STOCK OPTION PLAN

     The Company's officers are eligible to participate in the 1996 Stock Option Plan referred to in this Proxy Statement. The objective of this Plan (and the Company's predecessor stock option plans) is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, this Plan is designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of a size similar to that of the Company, provided that actual bonuses remain subject to increase or decrease on the basis of the Company's actual audited performance and at the discretion of the Compensation Committee.

1998 COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     In reviewing the 1998 compensation of Walter E. Johnson, the Company's Chairman of the Board and Chief Executive Officer, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. Mr. Johnson's base salary is reviewed on a yearly basis and most recently was reviewed and adjusted in January, 1998. His base salary is considered to be reasonable and competitive based on published compensation surveys and other publicly available compensation information. His bonus for 1998 performance was determined in January 1999 based on earnings through December 1998. The Compensation Committee members were provided data concerning individual compensation history, executive compensation survey data, and comparative information concerning performance.

OTHER

     The Compensation Committee does not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended; however, the Compensation Committee may in the future decide to authorize compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interest of the Company.

                                          Compensation Committee
                                          John B. Brock III
                                          John W. Johnson
                                          Adolph A. Pfeffer, Jr.
                                          Michael T. Willis

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The Stock Performance Graph compares the cumulative shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index ("S&P Index") and the Keefe Bruyette & Woods ("KBW") 50 Total Return Index for the period from January 27, 1997 through December 31, 1998. The graph assumes that $100 was invested on January 27, 1997 in the Common Stock and the indices, at the initial public offering of the Company's Common Stock of $8.25 per share and the closing price for the stocks comprising the S&P Index and the KBW Index, respectively, on such date. The Company's Common Stock began trading on The NASDAQ Stock Market on January 27, 1997. Dividends are reinvested on the ex-dividend date.

     The KBW Index is a market-capitalization-weighted index measuring bank-stock price performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                        JANUARY 27,      JUNE 30,      DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                            1997           1997            1997           1998           1998
                                        ------------     ---------     -------------    ---------    -------------
Southwest Bancorporation of Texas,
  Inc. ..............................     $ 100.00        $146.25         $171.74        $201.43        $198.68
S&P 500 .............................     $ 100.00        $115.82         $126.85        $148.10        $160.65
KBW 50 Total Return Index ...........     $ 100.00        $120.23         $146.19        $163.21        $158.29

                                    ITEM 2.
                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1999. PricewaterhouseCoopers LLP has audited the Bank's financial statements since 1983 and the Company's consolidated financial statements since its inception in 1996. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Texas law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 3.
                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person voting the proxy.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company at its principal executive office by November 26, 1999, in order for such proposals to be included in the Company's proxy statement and form of proxy for such meeting. Shareholders submitting such proposals are requested to address them to the Secretary, Southwest Bancorporation of Texas, Inc., 4400 Post Oak Parkway, Houston, Texas 77027.

     In addition, the Company's Bylaws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a shareholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 70th day prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of Annual Meeting is more than 20 days before such anniversary date, such notice must be so delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Such notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                      /s/ DAVID C. FARRIES
                                          David C. Farries
                                          EXECUTIVE VICE PRESIDENT,
                                            TREASURER AND SECRETARY

Houston, Texas
March 25, 1999

PROXY                SOUTHWEST BANCORPORATION OF TEXAS, INC.               PROXY

                 PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Walter E. Johnson, John W. Johnson and David
C. Farries, and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of Southwest Bancorporation of Texas, Inc. (the "Company"), to be held at The Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas, on April 28, 1999 at 5:00 p.m. (Houston time) and all adjournments and postponements thereof as follows:

    1.  ELECTION OF DIRECTORS:         [ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY
                                           (except as marked to the contrary below)       to vote for all nominees
                                                                                          listed below

INSTRUCTION:  TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK A LINE
              THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

        John W. Johnson      Walter E. Johnson      Wilhelmina R. Morian

    2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ended December 31, 1999.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------

    3. In their discretion, upon any other business as may properly come before said meeting.

    This proxy will be voted as you specify above. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, and with respect to item (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ended December 31, 1999. The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting and related Proxy Statement and the Company's 1998 Annual Report to Shareholders.

                                          Dated __________________________, 1999

                                          ______________________________________

                                          ______________________________________
                                                 Stockholder's Signature(s)

                                          ______________________________________
                                                 Signature if held jointly

                                          NOTE: Joint owners must each sign.
                                          Please sign your name exactly as it
                                          appears on your stock certificate.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title. If held by a
                                          corporation, please sign in the full
                                          corporate name by the president or
                                          other authorized officer.

 (PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)